Exhibit 99.1

            Pro-Pharmaceuticals Provides Corporate Update
               of 2006 Achievements and 2007 Objectives

    NEWTON, Mass.--(BUSINESS WIRE)--Dec. 22,
2006--Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate compounds, is providing a corporate update of its 2006 achievements and 2007 objectives.

    Key Highlights

    The initial focus of our carbohydrate technology platform is the target delivery of chemotherapeutics in the multi-billion dollar, anti-cancer market. Our completed Phase I and Phase II clinical trial results show that our lead compound, DAVANAT(R), when co-administered with 5-Fluorouracil (5-FU), stabilized 43% of end-stage cancer patients with measurable disease from 2 to 13 months. The results also show that DAVANAT(R) increased the half life of 5-FU by 10 times with no increase in toxicity.

    As a result of these excellent findings, we are actively recruiting patients in two Phase II studies that address first line therapies in colorectal and biliary cancers with DAVANAT(R) in combination with chemotherapeutics and biologics.

    In addition, we believe our carbohydrate technology can lower the toxicity of effective, but highly toxic drugs and/or increase their half life. We also believe we can improve the pharmacokinetic profile of existing drugs which will provide greater efficacy for these compounds. We are developing new chemical entities with carbohydrate polymers. We are engaged in the discovery, development and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases, and viral infections.

    We have taken our Company from inception to Phase II clinical trials in approximately five and one-half years and $28 million. Our technology was developed "in-house" and we retain full product rights. We have a broad intellectual property position and have an experienced management team.

    Clinical Progress

    Phase I Trial for End Stage Cancer Patients with All Solid Tumors

    The pharmacokinetic (PK) results of the Phase I clinical trial show that 5-FU, in combination with DAVANAT(R), remained significantly longer in the bloodstream (up to 10 times), without increasing 5-FU's toxicity in these fragile patients. The increased exposure to 5-FU may explain why 54% (14 of 26) of the end-stage cancer patients, who had measurable disease, were stabilized from 2 to 13 months and 70% (7 of 10) were stabilized at the highest DAVANAT(R) dose level. The PK data may indicate a trend for administering significantly higher dose levels of 5-FU.

    Phase II Trial for End Stage Colorectal Cancer Patients

    In the Phase II clinical trial for end stage colorectal cancer patients, 30% (6 of 20) were stabilized from 2 to 8 months and 1 patient experienced a partial tumor response, as determined by an independent lab. The Phase II trial results are in the process of being audited. Patients had no increase in toxicity with increased exposure to 5-FU in the presence of DAVANAT(R).

    In the Phase I/II cancer trials, 43% (20 of 46) of end-stage cancer patients, who had measurable disease, were stabilized from 2 to 13 months. We are very pleased with the results of these DAVANAT(R) studies as they compare very well and exceed results from recent studies in similar patient populations.

    Phase II, First Line, Colorectal Cancer Trial

    We recently began dosing patients in our Phase II, first line, colorectal cancer trial. The Phase II trial is an open-label, multi-center trial of DAVANAT(R) with Avastin(R), 5-FU and Leucovorin in patients with locally advanced, unresectable or metastatic colorectal cancer and unable to tolerate intensive chemotherapy with an endpoint of tumor shrinkage.

    Phase II, First Line, Biliary Cancer Trial

    We are actively recruiting patients in a Phase II study of DAVANAT(R) with 5-FU for first line treatment of advanced biliary cancer. The primary objectives of the trial are a partial or complete tumor response and stable disease. Secondary outcomes include progression-free survival and quality of life. A cholangiocarcinoma (bile duct cancer) patient from the Phase I trial remained on study for 13 months, far exceeding expectations. Treatment of biliary cancer may represent an opportunity for orphan drug status approval.

    Additional information on the two first line Phase II clinical trials and participating sites can be found at www.clinicaltrials.gov website, key word: DAVANAT(R).

    Phase III, Second Line, Colorectal Cancer Trial

    We initiated a Phase III clinical trial for second line treatment of patients with metastatic colorectal cancer who failed combination therapies that included irinotecan or oxaliplatin. The trial will be conducted at clinical sites in the European Union (EU) and countries outside of the EU. We have delayed the dosing of patients in this trial to focus our resources on the two, first line, Phase II trials as they present an opportunity to provide results more quickly and cost effectively.

    Product Pipeline

    DAVANAT(R) is a powerful target delivery technology that may enhance the safety and efficacy profile of a variety of FDA-approved drugs. We continue to develop and expand our pipeline of drug candidates using DAVANAT(R) and 5-FU in combination with other chemotherapeutics and biologics. Pre-clinical data indicates
DAVANAT(R) exhibits broad-spectrum enhancement of anti-tumor drugs in human colon and breast tumors.

    We entered a research collaboration with Mount Sinai School of Medicine to evaluate the anti-fibrotic effects of some of our novel, carbohydrate compounds. Mount Sinai has one of the world's largest, most productive and well-respected liver research programs. According to the American Liver Foundation, approximately 25 million Americans are or have been afflicted with liver and biliary diseases. Collaborating with Mount Sinai represents an exciting opportunity to partner with a premier liver research program to develop a novel method for treating liver disease.

    We also are developing new chemical entities based on anti-fungal drugs and statin molecules.

    Intellectual Property

    The U.S. Patent & Trademark Office issued two new patents covering methods and composition for reducing toxicity of a toxic agent, and co-administration of a carbohydrate with a chemotherapy agent to treat cancer.

    People

    We strengthened the management team with the addition of Anatole Klyosov, Ph.D., D.Sc., as Chief Scientist and Tomasz Zastawny as Clincal Trials Director. In addition, Henry Esber, Ph.D. was elected to our Board of Directors and James T. Gourzis, M.D., Ph.D. was appointed to our Board. Dr. Esber replaced David Smith who resigned from the Board. We thank Mr. Smtih for his contributions.

    Other Events

    -- Raised $10 million in a private placement transaction that, based on our current plan, will enable us to fund operations through at least June.

    -- An abstract covering our research program to better understand the mechanism of action for DAVANAT(R) and to confirm the pharmacokinetic results from the Phase I trial was published in the American Society of Cancer Oncology's "Proceedings" at ASCO's annual meeting.

    -- The FDA allowed a "compassionate use" Investigational New Drug Application for a patient with cancer of the bile duct.

    -- Three of our executives and a member of our Scientific Advisory Board edited a new book "Carbohydrate Drug Design" and authored six chapters. The book was published by the American Chemical Society (ACS) as part of their Symposium Series which was first published in 1974. Contributing to the book were David Platt, Ph.D., Chief Executive Officer; Anatole Klyosov, Ph.D., D.Sc., Chief Scientist; Eliezer Zomer, Ph.D., Executive Vice President of Manufacturing & Product Development, and Zbigniew J. Witczak, a member of our Scientific Advisory Board, Associate Professor at the Nesbitt School of Pharmacy, Wilkes University and former chair of the ACS Division of Carbohydrate Chemistry.

    2007 Objectives

    Building on our 2006 achievements, in 2007 we plan to continue dosing patients in our Phase II, first line, colorectal cancer trial and begin dosing patients in the Phase II, first line, biliary cancer. We plan to continue to actively discuss potential collaborations with large pharmaceutical companies who are evaluating our technology. Our goal is to facilitate collaborations that will enable us to get our compounds to market quickly and in multiple applications. We plan to begin dosing patients in the Phase III, second line, colorectal cancer trial later in the year. We also plan to file an Investigational New Drug application with the FDA for a combination therapy and plan to continue filing new patent applications.

    About DAVANAT(R)

    DAVANAT(R), the Company's lead drug candidate, is a carbohydrate (polysaccharide) polymer derived from plant sources composed of mannose and galactose. We believe the mechanism of action for DAVANAT(R) is based upon binding to specific lectins called Galectins. Lectins are cell surface proteins that bind certain carbohydrates. Galectins are a type of lectin that specifically binds galactose molecules. Current research indicates that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. This form of targeted delivery may allow for higher doses of chemotherapy administration with no increase in toxicity.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is a development stage pharmaceutical company engaged in the discovery, development and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with its lead compound, DAVANAT(R), in combination with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (Avastin(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. The Company is developing other carbohydrate-based therapeutic compounds that are currently in the pre-clinical stage of development. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com. Information on the Company's Phase II clinical trials and participating sites can be found at www.clinicaltrials.gov website, key word: DAVANAT(R).

    FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and bio-pharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

    More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.

    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com.